Exhibit 99.1

Warren Resources Announces 2015 Capital Budget and Production Guidance

•                  Production increasing 96% at midpoint to approximately 42 Bcfe

•                  Capital Expenditures decreasing to approximately $80 million

NEW YORK, December 10, 2014 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today announced its preliminary capital budget and production guidance for the full year 2015.

Warren is projecting approximately $80 million of capital expenditures in 2015, with primary focus on developing its Marcellus shale assets. For the full year 2015, Warren expects production volumes to range between approximately 41 Bcfe to 43 Bcfe, a 95% increase over the midpoint of projected 2014 production, primarily due to the increased production volumes from the Marcellus assets acquired in August 2014. Warren expects natural gas volumes to comprise approximately 85% of total production in 2015.

The Company is also reaffirming its prior production guidance for the full year 2014 of 1.10 — 1.12 MMBbls of oil and 14.50 — 15.25 Bcf of natural gas.

2015 Capital Budget and Production Guidance Update

With the recent weakness in crude oil pricing, Warren is focusing its 2015 development program on its natural gas properties and budgeting capital expenditures in line with cash flows. While drilling activity is break even in the Wilmington field at realized oil prices of approximately $45 per barrel, we can create greater long term value by deferring new development activity until oil prices improve. Therefore, the Company is deferring its crude oil development activity in the Wilmington oil field at this time.

Should crude oil pricing improve over the course of 2015, Warren has a plan in place to steadily increase its development activity in the Wilmington oil field, with step ups in activity planned in proportion with expected free cash flow generation and risk-adjusted rates of return.

In the Wilmington field in 2015, Warren currently is budgeting $16 million for facilities and infrastructure, the majority of which will go towards the build-out of the Satellite 8 facility in the North Wilmington Unit (“NWU”) in order to enable future development of the western portion of the NWU, and the construction of a gas sales line from the Wilmington Townlot Unit (“WTU”), which will enable the sale of gas production from the WTU. The majority of these facilities and infrastructure capital expenditures can be deferred if there continues to be further deterioration of crude oil prices in 2015.

In the Marcellus, where production volumes have continued to outperform expectations and development activity offers attractive rates of return at current realized pricing, Warren has budgeted approximately $44 million in order to drill 7 wells and complete 8 wells in 2015.

In Wyoming, Warren has budgeted approximately $20 million in order to drill the 17 CBM producer wells and four injector wells deferred from the 2014 plan. This, in conjunction with the 2014 activity, will satisfy the Company’s 2015 drilling requirement to hold all acreage within the Spyglass Hill mega unit.

The information and tables below set forth Warren’s updated forecast for 2015 development activity, capital expenditures and net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

The table below sets forth Warren’s preliminary 2015 capital expenditure budget by operating area.

Operating Unit	CapEx ($MM)
Wilmington Field, California
WTU	$7
NWU	9
Marcellus, Pennsylvania	44
Atlantic Rim, Wyoming	20
Total	$80

Production Guidance

Despite the planned reductions in 2015 development activity in the Wilmington field, Warren continues to expect strong total production growth on a year-over-year basis, primarily due to continued outperformance of production from the Marcellus. In addition, with a relatively moderate projected base decline rate in the waterflood properties of the Wilmington field and a strong inventory of locations in that field, Warren is well positioned to return to oil production growth once oil prices recover.

The table below sets forth Warren’s net production forecast for first quarter and full year 2015 based on the information available at the time of this release.

	Three Months ending	Full Year ending
	March 31, 2015	December 31, 2015
Oil (MBbl)	260 — 280	900 — 1,000
Gas (MMcf)	7,000 — 8,000	36,000 — 37,000
Oil Equivalent (MBoe)	1,427 — 1,613	6,900 — 7,167
Gas Equivalent (MMcfe)	8,560 — 9,680	41,400 — 43,000

Hedges

The Company’s current hedges in place as of December 9, 2014 are as noted in the table below:

Type	Benchmark	Price	Quantity	Period
Oil Hedges
Oil Swap	Brent	$102.12	800 Bbl/d	10/01/14 - 12/31/14
Oil Swap	NYMEX	$101.67	300 Bbl/d	10/01/14 - 12/31/14
Natural Gas Hedges
Gas Swap	NYMEX	$3.79	7,000 MMBtu/d	10/01/14 -12/31/14
Gas Swap	NYMEX	$4.18	2,000 MMBtu/d	10/01/14 -12/31/14
Gas Swap	NYMEX	$4.27	3,000 MMBtu/d	10/01/14 -12/31/14
Gas Swap	NYMEX	$4.18	3,000 MMBtu/d	01/01/15 -12/31/15
Gas Swap	NYMEX	$4.02	3,000 MMBtu/d	01/01/15 -06/30/15
Gas Swap	NYMEX	$4.54	20,000 MMBtu/d	01/01/15 -03/31/15
Basis Swap* (WY)	CIG to NYMEX	$0.20	6,000 MMBtu/d	10/01/14 -12/31/14

*This represents a differential spread between NYMEX and CIG pricing.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, and natural gas in the Marcellus Shale in Pennsylvania and Washakie Basin in Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:                         Robert Ferer

212-697-9660